EXHIBIT 99.1
                                  NEWS RELEASE

                      Investor Relations Contact: Susan Spratlen  (972) 444-9001

          Pioneer Reports Record Fourth Quarter and Annual 2000 Results
             Quarterly Net Income Increases Tenfold over Prior Year

Dallas,   Texas,   January  30,  2001  --  Pioneer  Natural   Resources  Company
("Pioneer")(NYSE:PXD) (TSE:PXD) today announced financial and operating results for the quarter and year ended December 31, 2000.

Fourth Quarter 2000 Results

Pioneer reported record net income of $84 million or $0.85 per share, on a diluted basis, for the fourth quarter of 2000. Fourth quarter net income included a $6 million or $0.06 per share gain on the disposition of assets and a $3 million or $0.03 per share mark-to-market charge related to derivatives not treated as hedges. For the same period last year, Pioneer reported net income of $8 million or $0.08 per share. The same period last year net income included a loss on sale of assets of $3 million or $0.03 per share and $4 million or $0.04 per share of mark-to-market income related to derivatives not treated as hedges.

Scott D. Sheffield, Chairman and CEO stated, "Closing another quarter with record earnings is very exciting, but I am even more excited about our future. Pioneer's core properties stand out as some of the best in the industry. Since 1997, we have been busy building an exceptional exploration program while continuing a track record of development success. Recent discoveries are expected to add significant new production in 2002 and 2003, and our exploration program for 2001 is focused on the drill bit with 26 exploration wells planned."

Cash flow from operations for the 2000 fourth quarter was $145 million compared to $69 million for the fourth quarter of 1999. Discretionary cash flow increased 86% to $157 million and EBITDAX rose 56% to $194 million compared to the 1999 fourth quarter. Discretionary cash flow and EBITDAX calculations are defined and detailed on an attached schedule.

During the quarter Pioneer reduced long-term debt by $25 million and repurchased
1.1 million common shares at an average price of $13.44 per share. On December 31, 2000, the Company had 98.4 million common shares outstanding.

Fourth quarter oil sales averaged 34,522 barrels per day (BPD) and natural gas liquid sales averaged 21,827 BPD. Natural gas sales in the fourth quarter averaged 352 million cubic feet per day (MMcfpd). On an oil equivalent basis, sales averaged 115,032 BPD. In order to take advantage of high natural gas prices relative to oil prices, Pioneer elected during a portion of the quarter not to recover ethane from natural gas produced in the Mid-continent area. The ethane remaining in the natural gas stream raises the Btu content of the natural gas and the price realization per thousand cubic feet (Mcf). As a consequence, U.S. liquids production was reduced by approximately 1,200 BPD for the days during which ethane was not recovered. In addition, Argentine natural gas production fell 21% from the prior quarter, primarily as a result of increased availability of hydroelectric power, displacing demand for gas power generation. Realized prices (including the effects of commodity price hedges) for oil and natural gas liquids for the fourth quarter were $25.48 and $23.13 per barrel, respectively. The realized price for natural gas was $3.85 per Mcf.

Fourth quarter production costs averaged $5.03 per barrel oil equivalent (BOE), increasing 15% over the prior quarter primarily due to higher production taxes and field fuel costs resulting from higher oil and gas prices. Exploration and abandonment costs of $23 million for the quarter included $11 million of geologic and geophysical costs including seismic costs, $2 million of non-cash leasehold abandonments including expired leases and $10 million of exploration costs.

For the same quarter last year, Pioneer reported oil sales of 34,849 BPD, natural gas liquid sales of 23,537 BPD, and natural gas sales of 363 MMcfpd. Because of asset divestitures, the quarter-to- quarter volumes are not comparable. Realized prices for the 1999 fourth quarter were $19.09 per barrel for oil, $15.76 per barrel for natural gas liquids and $2.04 per Mcf for natural gas.

2000 Annual Results

For the twelve months ended December 31, 2000, Pioneer reported net income of $152 million or $1.53 per share on a diluted basis. Annual net income included a $34 million or $0.34 per share gain on the disposition of assets, a $59 million or $0.59 per share mark-to-market charge related to derivatives not treated as hedges and a $12 million or $0.12 per share extraordinary loss on early extinguishment of debt. Earnings as adjusted for the above items were $189 million or $1.90 per share. For the same period last year, Pioneer reported a net loss of $22 million or $0.22 per share. The prior year net loss included a loss on sale of assets of $24 million or $0.24 per share and a $27 million or $0.27 per share mark-to-market charge related to derivatives not treated as hedges. Cash flow from operations for 2000 was $430 million compared to $255 million for 1999.

Oil sales for the year averaged 34,249 BPD and natural gas liquid sales averaged 22,894 BPD. Natural gas sales in 2000 were 371 MMcfpd. On an oil equivalent basis, sales averaged 119,002 BPD. Realized prices for oil and natural gas liquids were $24.01 and $20.27 per barrel, respectively. The realized price for natural gas was $2.81 per Mcf.

In 1999, Pioneer reported oil sales of 42,339 BPD, natural gas liquid sales of 25,308 BPD and natural gas sales of 434 MMcfpd. Because of asset divestitures during 1999, the year-to-year volumes are not comparable. Realized prices for 1999 were $15.36 per barrel for oil, $11.64 per barrel for natural gas liquids and $1.90 per Mcf for natural gas.

For the year Pioneer reduced long-term debt by $167 million from $1.75 billion or $2.88 per BOE of proved reserves, to $1.58 billion or $2.51 per BOE. The Company repurchased 2.3 million common shares at an average price of $11.79 per share.

Operations Update

Pioneer is currently utilizing 16 rigs in its active drilling program in the United States, with six rigs running in the Permian Basin, two rigs running in the Mid-continent area and eight rigs running in the Gulf Coast area, including the East Texas Bossier area.

Development of the Canyon Express natural gas project in the deepwater Gulf of Mexico is moving forward as planned with first production anticipated in mid-2002. The Company expects to sanction the Devils Tower project and has budgeted capital to begin development during 2001 with first oil production expected in late 2002 or 2003.

In  South  Texas,  Pioneer's  exploitation  efforts  in the  Pawnee  field  have increased net natural gas production from the field by over 135% to approximately 26 MMcfpd in December 2000. Utilizing advanced 3-D seismic modeling in this Edwards Reef play, the Company has completed eight horizontal reentries and four new horizontal wells. Five new wells and two horizontal reentries are scheduled for 2001. Pioneer is also expanding its development program to include surrounding fields which could add a significant number of locations to the Company's inventory.

In the Gulf of Mexico, Pioneer has accelerated its efforts with two deep wells drilled off existing platforms. At Pioneer-operated Eugene Island 208 (75% WI), a successful well with multiple oil and gas pays has been completed and tested at a combined gross rate of 1,250 BPD and 950 Mcf per day at a depth of 11,900 feet. The exploitation well penetrated 4 pay intervals currently producing in the block and 2 new undeveloped exploratory pays. This well sets up additional development and exploration opportunities in the area. At High Island Block A-582 (5.5% WI), a Texaco-operated well encountered more than 230 feet of pay. The well is in 440 feet of water and was drilled to a total depth of 15,147 feet. A second well is drilling to further delineate the field.

In Canada, Pioneer has initiated its winter access program in northeast British Columbia with five rigs running and plans to drill approximately 35 development wells and tie-in 19 previously drilled wells before spring. Four exploration wells are also planned. Through its development program, the Company expects Canadian natural gas production to grow by approximately 10% over 2000 rates.

In Argentina, the Company's drilling is focused on oil development with three rigs running. Eight to ten exploration wells are planned in the 2001 program. As previously announced, Pioneer has had significant success in the Bajo Barda Gonzalez drilling program in Argentina's Neuquen Basin, and expects to increase oil production from Argentina by approximately 25% during 2001.

In South Africa, Pioneer has completed the drilling of its Boomslang prospect and has encountered over 100 feet of net pay. The Company has set pipe, and expects to test production from the well over the next two to three weeks. The Company anticipates that a second well will be drilled on the prospect later this year. Pioneer has budgeted capital to begin development of the Sable oil field during 2001 with first production expected in late 2002 or early 2003.

Financial Outlook

The following statements are estimates based on current expectations. The statements are forward- looking, as addressed in the paragraph at the bottom of this release. Actual results may differ materially from these estimates which do not reflect the potential impact of acquisitions or divestitures that may be completed or other unforeseen events that may occur after the date of this release.

First quarter production is expected to average 112 to 114 MBPD on an oil equivalent basis. United States liquids production continues to be reduced by approximately 1,200 barrels per day for the days during which ethane is not recovered. Severe weather also negatively impacted United States Mid-continent production during January. In addition, natural gas production from the Tierra del Fuego area in Argentina continues to be lower than normal as a result of increased availability of hydroelectric power.

The Company has oil and natural gas hedges that will impact first quarter realizations. There are swap contracts in place for 16,000 BPD of oil at $28.49 per barrel. Collars cover 5,000 BPD of oil with floors at $17.00 and ceilings at $20.09 per barrel and 2,000 BPD of oil with floors at $25.00 and ceilings at $31.43. There are swap contracts in place for 148.4 MMcfpd of natural gas at $6.75 per Mcf. Collars cover 54.5 MMcfpd of natural gas with floors at $2.25 and ceilings at $2.90 per Mcf. All prices are stated on an approximate NYMEX equivalent basis.

During the first quarter, lease operating expenses (including production and ad valorem taxes) are expected to average $5.70 to $6.15 per BOE, primarily due to higher production taxes and field fuel costs resulting from higher oil and gas prices. Depreciation, depletion and amortization is expected to average $4.90 to $5.10 per BOE. Total exploration and abandonment expense is expected to be $15 million to $30 million. General and administrative expense is expected to be $9 million to $10 million. Interest expense is expected to be $38 million to $39 million, including approximately $3 million of non-cash interest. The effective tax rate is expected to be approximately 0% to 2% of pre- tax income as the Company benefits from the carryforward of prior years' net operating losses for federal income tax purposes.

Pioneer has targeted production growth from 2000 levels of 1% to 4% in 2001 and 15% to 24% by 2002. The capital budget for 2001 is expected to be approximately $430 million. A similar capital budget is anticipated in 2002. For the first quarter of 2001, cost incurred is expected to range from $135 to $145 million.

Earnings Conference Call

On Tuesday, January 30, 2001, at 9:00 a.m. Central, investors will have the opportunity to listen to the fourth quarter earnings call and view a presentation over the Internet via Pioneer's website located at http://www.pioneernrc.com. At the website, select the "Investors" button at the top of the page; then select "Earnings Calls" from the list across the bottom of the page. To listen to the live call, please go to the website approximately ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the website shortly after the call. Alternately, you may dial (800) 946-0782 to listen to the conference call and view the accompanying visual presentation at the Internet address above. A telephone replay will be available through February 13 by dialing (888) 203-1112--confirmation code: 465751.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina and South Africa. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Financial statements attached.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Pioneer Natural Resources Company, are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company's ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                     Three months ended        Year ended
                                                        December 31,           December 31,
                                                   ---------------------   ---------------------
                                                      2000       1999        2000        1999
                                                   ---------   ---------   ---------   ---------
Revenues:
   Oil and gas                                     $ 251,829   $ 163,409   $ 852,738   $ 644,646
   Interest and other                                 11,634       8,518      25,775      89,657
   Gain (loss) on disposition of assets, net           6,433      (2,892)     34,184     (24,168)
                                                    --------    --------    --------    --------
                                                     269,896     169,035     912,697     710,135
                                                    --------    --------    --------    --------
Costs and expenses:
   Oil and gas production                             53,275      36,069     189,265     159,530
   Depletion, depreciation and amortization  -
     oil and gas                                      48,919      47,196     199,205     218,250
   Depletion, depreciation and amortization -
     other                                             3,990       4,263      15,733      17,797
   Impairment of oil and gas properties                  -           -           -        17,894
   Exploration and abandonments                       23,348      24,382      87,550      65,974
   General and administrative                         10,003      11,009      33,262      40,241
   Reorganization                                        -           729         -         8,534
   Interest                                           39,540      39,918     161,952     170,344
   Other                                               6,837      (1,660)     67,231      34,631
                                                    --------    --------    --------    --------
                                                     185,912     161,906     754,198     733,195
                                                    --------    --------    --------    --------
Income (loss) before income taxes and
   extraordinary item                                 83,984       7,129     158,499     (23,060)
Income tax benefit                                       200       1,100       6,000         600
                                                    --------    --------    --------    --------
Income (loss) before extraordinary item               84,184       8,229     164,499     (22,460)
Extraordinary item - loss on early extinguishment
   of debt, net of tax                                   -           -       (12,318)        -
                                                    --------    --------    --------    --------
Net income (loss)                                  $  84,184   $   8,229   $ 152,181   $ (22,460)
                                                    ========    ========    ========    ========
Net income (loss) per share:
   Basic:
     Income (loss) before extraordinary item       $     .86   $     .08   $    1.65   $    (.22)
     Extraordinary item                                  -           -          (.12)        -
                                                    --------    --------    --------    --------
       Net income (loss)                           $     .86   $     .08   $    1.53   $    (.22)
                                                    ========    ========    ========    ========
   Diluted:
     Income (loss) before extraordinary item       $     .85   $     .08   $    1.65   $    (.22)
     Extraordinary item                                  -           -          (.12)        -
                                                    --------    --------    --------    --------
       Net income (loss)                           $     .85   $     .08   $    1.53   $    (.22)
                                                    ========    ========    ========    ========
Weighted average basic shares outstanding             98,367     100,319      99,378     100,307
                                                    ========    ========    ========    ========


                        PIONEER NATURAL RESOURCES COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                    December 31,    December 31,
                                                       2000            1999
                                                    -----------     -----------
ASSETS

Current assets:
  Cash and cash equivalents                         $   26,159      $   34,788
  Accounts receivable                                  125,654         118,575
  Inventories                                           14,842          13,721
  Deferred income taxes                                  4,800           5,800
  Other current assets                                  19,936          10,252
                                                     ---------       ---------
       Total current assets                            191,391         183,136
                                                     ---------       ---------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful
     efforts method of accounting                    3,417,094       3,254,918
  Accumulated depletion, depreciation
     and amortization                                 (902,139)       (751,956)
                                                     ---------       ---------
                                                     2,514,955       2,502,962
                                                     ---------       ---------
Deferred income taxes                                   84,400          83,400
Other assets, net                                      163,689         159,975
                                                     ---------       ---------
                                                    $2,954,435      $2,929,473
                                                     =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt              $      -        $      828
  Accounts payable                                     115,446          86,868
  Interest payable                                      38,142          36,045
  Other current liabilities                             62,926          73,072
                                                     ---------       ---------
       Total current liabilities                       216,514         196,813
                                                     ---------       ---------
Long-term debt, less current maturities              1,578,776       1,745,108
Other noncurrent liabilities                           225,740         169,438
Deferred income taxes                                   28,500          43,500
Stockholders' equity                                   904,905         774,614
                                                     ---------       ---------
                                                    $2,954,435      $2,929,473
                                                     =========       =========


                        PIONEER NATURAL RESOURCES COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                       Three months ended           Year ended
                                                           December 31,             December 31,
                                                     ----------------------    ----------------------
                                                        2000         1999         2000        1999
                                                     ---------    ---------    ---------    ---------
Cash flows from operations:
   Net income (loss)                                 $  84,184    $   8,229    $ 152,181    $ (22,460)
   Depletion, depreciation and amortization             52,909       51,459      214,938      236,047
   Impairment of oil and gas properties                    -            -            -         17,894
   Exploration expenses, including dry holes            20,686       21,369       66,959       50,030
   Deferred income taxes                                (1,000)         -        (10,600)         -
   (Gain) loss on disposition of assets, net            (6,433)       2,892      (34,184)      24,168
   Interest related amortization                         3,520        3,448       12,699       12,520
   Derivative mark-to-market                             3,021       (4,350)      58,518       26,964
   Extraordinary item, net of tax                          -            -         12,318          -
   Other noncash items                                  (2,255)      (1,654)       1,258      (40,350)
   Changes in operating assets and liabilities:
      Accounts receivable                                4,227      (14,268)      (7,486)      (7,393)
      Inventories                                       (2,614)      (3,265)      (2,789)        (952)
      Other current assets                             (11,889)      (3,097)      (9,896)      (2,335)
      Accounts payable                                  23,756        9,430       26,260      (18,683)
      Interest payable                                     315       12,210        2,097        2,851
      Other current liabilities                        (23,425)     (13,876)     (52,177)     (23,067)
                                                      --------     --------     --------     --------
Net cash provided by operating activities              145,002       68,527      430,096      255,234
Net cash provided by (used in) investing activities   (108,575)     (91,131)    (194,501)     198,995
Net cash provided by (used in) financing activities    (48,155)      23,975     (244,068)    (479,069)
                                                      --------     --------     --------     --------
Net increase (decrease) in cash and cash equivalents   (11,728)       1,371       (8,473)     (24,840)
Effect of exchange rate changes on cash
   and cash equivalents                                    (11)         171         (156)         407
Cash and cash equivalents, beginning
   of period                                            37,898       33,246       34,788       59,221
                                                      --------     --------     --------     --------
Cash and cash equivalents, end of period             $  26,159    $  34,788    $  26,159    $  34,788
                                                      ========     ========     ========     ========

                        PIONEER NATURAL RESOURCES COMPANY

                        SUMMARY PRODUCTION AND PRICE DATA


                                                       Three months ended           Year ended
                                                          December 31,              December 31,
                                                     ----------------------    ----------------------
                                                        2000        1999         2000          1999
                                                     ---------    ---------    ---------    ---------
Average Daily Production:
   Oil (Bbls) -                       U.S.              23,873       26,068       24,561       31,366
                                      Argentina          9,721        7,948        8,847        6,443
                                      Canada               928          833          841        4,530
                                                     ---------    ---------    ---------    ---------
                                      Total             34,522       34,849       34,249       42,339

   Natural gas liquids (Bbls) -       U.S.              20,492       22,281       21,538       23,875
                                      Argentina            571          542          527          594
                                      Canada               764          714          829          839
                                                     ---------    ---------    ---------    ---------
                                      Total             21,827       23,537       22,894       25,308

   Gas (Mcf) -                        U.S.             218,810      239,695      229,316      290,670
                                      Argentina         88,710       86,652       97,526       94,457
                                      Canada            44,575       36,560       44,315       49,003
                                                     ---------    ---------    ---------    ---------
                                      Total            352,095      362,907      371,157      434,130

Total Production:
   Oil (MBbls)                                           3,176        3,206       12,535       15,454
   Natural gas liquids (MBbls)                           2,008        2,165        8,379        9,237
   Gas (MMcf)                                           32,393       33,387      135,843      158,457
   Equivalent barrels (MBOE)                            10,583       10,936       43,555       51,101

Average Price*:
   Oil (per Bbl) -                    U.S.           $   24.21    $   17.88    $   22.07    $   15.03
                                      Argentina      $   28.47    $   22.84    $   29.09    $   18.41
                                      Canada         $   26.92    $   21.13    $   27.50    $   13.28
                                      Average        $   25.48    $   19.09    $   24.01    $   15.36

   Natural gas liquids (per Bbl) -    U.S.           $   22.84    $   15.47    $   20.05    $   11.61
                                      Argentina      $   25.40    $   19.98    $   22.91    $   11.30
                                      Canada         $   29.21    $   21.56    $   24.32    $   12.62
                                      Average        $   23.13    $   15.76    $   20.27    $   11.64

   Gas (per Mcf) -                    U.S.           $    4.87    $    2.37    $    3.50    $    2.17
                                      Argentina      $    1.13    $    1.08    $    1.19    $    1.10
                                      Canada         $    4.24    $    2.15    $    2.88    $    1.82
                                      Average        $    3.85    $    2.04    $    2.81    $    1.90
---------------

* Average prices include the effects of commodity hedges.

                        PIONEER NATURAL RESOURCES COMPANY

                            SUPPLEMENTAL INFORMATION
                                 (in thousands)
                                   (Unaudited)

     Discretionary cash flow and EBITDAX (as defined below) are presented herein because of their wide acceptance as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow and EBITDAX should not be considered as alternatives to net cash provided by operating activities, net income (loss) or income (loss) from continuing operations, as defined by generally accepted accounting principles. Discretionary cash flow and EBITDAX should also not be considered as indicators of the Company's financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies.

                                                   Three months ended            Year ended
                                                       December 31,             December 31,
                                                 ----------------------    ----------------------
                                                    2000        1999          2000         1999
                                                 ---------    ---------    ---------    ---------
Discretionary cash flows*:

   Net income (loss)                             $  84,184    $   8,229    $ 152,181    $ (22,460)
   Depletion, depreciation and amortization         52,909       51,459      214,938      236,047
   Impairment of oil and gas properties                -            -            -         17,894
   Exploration and abandonments                     23,348       24,382       87,550       65,974
   Deferred income taxes                            (1,000)         -        (10,600)         -
   (Gain) loss on disposition of assets, net        (6,433)       2,892      (34,184)      24,168
   Interest related amortization                     3,520        3,448       12,699       12,520
   Derivative mark-to-market                         3,021       (4,350)      58,518       26,964
   Extraordinary item, net of tax                      -            -         12,318          -
   Other noncash items                              (2,255)      (1,654)       1,258      (40,350)
                                                  --------     --------     --------     --------

       Discretionary cash flow                   $ 157,294    $  84,406    $ 494,678    $ 320,757
                                                  ========     ========     ========     ========
-------------
*  Discretionary cash flows equal cash flows from operations before working capital changes and exploration and abandonments.

EBITDAX**:

   Net income (loss)                             $  84,184    $   8,229    $ 152,181    $ (22,460)
   Depletion, depreciation and amortization         52,909       51,459      214,938      236,047
   Impairment of oil and gas properties                -            -            -         17,894
   Exploration and abandonments                     23,348       24,382       87,550       65,974
   Consolidated interest expense                    39,540       39,918      161,952      170,344
   Consolidated income taxes                          (200)      (1,100)      (6,000)        (600)
   (Gain) loss on disposition of assets, net        (6,433)       2,892      (34,184)      24,168
   Derivative mark-to-market                         3,021       (4,350)      58,518       26,964
   Extraordinary item, net of tax                      -            -         12,318          -
   Other noncash expenses                           (2,255)       2,876        1,455       11,494
                                                  --------     --------     --------     --------

                                                 $ 194,114    $ 124,306    $ 648,728    $ 529,825
                                                  ========     ========     ========     ========
-------------
**  "EBITDAX"   represents   earnings   before   depletion,   depreciation   and
    amortization expense; impairment of oil and gas properties;  exploration and abandonments; consolidated interest expense; consolidated income taxes; gain or loss on the  disposition  of  assets;  extraordinary  items;  and,  other noncash expenses.

                        PIONEER NATURAL RESOURCES COMPANY

                                 RESERVE SUMMARY
                                December 31, 2000


                                         Oil        NGL        Gas
                                       (MMBbl)    (MMBbl)     (Bcf)      MMBOE
                                       -------    -------    -------    -------
United States......................        138        128      1,355        492
Argentina..........................         28          8        408        104
Canada.............................          1          3        133         26
South Africa.......................          6        -          -            6
                                       -------    -------    -------    -------

    Total Proved Reserves..........        173        139      1,896        628
                                       =======    =======    =======    =======
